UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2009

HEALTHPORT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34549	27-0717051
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

925 North Point Parkway, Suite 350

Alpharetta, Georgia 30005

(Address of Principal Executive Offices, including Zip Code)

(770) 670-2150

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In December 2009, HealthPort, Inc. (the “Company”) decided to eliminate the position of principal operating officer of the Company. As a result, the Company and Steve Roberts mutually agreed that his role as the Chief Operating Officer of the Company would terminate effective December 11, 2009.

In connection with his termination, Mr. Roberts entered into a Separation Agreement and Release of All Claims Agreement with the Company dated December 11, 2009 (the “Separation Agreement”). The material terms and conditions of the Separation Agreement are as follows:

•	Mr. Roberts will receive severance of $300,000;

•	Mr. Roberts will also receive a bonus of $25,000 for the fiscal 2009 incentive compensation program and will be paid for all accrued vacation;

•

Mr. Roberts is eligible to exercise, in accordance with the respective incentive share purchase agreement governing such Series B shares, all Series B shares that had vested on or prior to December 11, 2009;

•

Mr. Roberts is eligible to receive the same family health and dental, life and long-term disability insurance benefits, and at the same employee cost, as active full-time associates for a period of one year; and

•	Mr. Roberts is eligible to receive the equivalent of up to a $1,000 monthly car allowance for a period of one year.

Mr. Roberts has agreed to non-disclosure and non-solicitation restrictions for one year following his December 11, 2009 departure date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEALTHPORT, INC.

	By:	/S/ BRIAN M. GRAZZINI
Date: March 10, 2010	Name:	Brian M. Grazzini
	Title:	Chief Financial Officer